Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Viracta Therapeutics, Inc. for the registration of up to $200,000,000 of its common stock, preferred stock, warrants, subscription rights, debt securities or units and to the incorporation by reference therein of our report dated March 23, 2021, with respect to the financial statements of Viracta Therapeutics, Inc. included in its Current Report (Form 8-K/A) dated March 23, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 28, 2021